Exhibit 99.1

Board Member Michael Martino to Become Interim Chairman and CEO of Ampio Pharmaceuticals, Mike Macaluso to Take Medical Leave

ENGLEWOOD, CO, November 22, 2021 – Ampio Pharmaceuticals (NYSE American: AMPE), a biopharmaceutical company focused on the advancement of immunomodulatory therapies for prevalent inflammatory conditions, today announced that Mike Macaluso is taking a one-year medical leave of absence from his role as Chairman and CEO, effective immediately. Today’s announcement follows Mr. Macaluso’s disclosure in October, 2021, that he was undergoing medical treatment.

Ampio Board member Michael Martino has been appointed as Interim Chairman of the Board of Directors and CEO, effective immediately. Holli Cherevka continues in her role as President and COO.

“After careful consideration, I have decided to take a medical leave to focus on my health,” said Mike Macaluso. “I feel confident in the ability of Michael Martino, as Interim Chairman and CEO, and our highly skilled management team and employees at Ampio, to lead the Company forward.”

Macaluso continued, “Mr. Martino has held a broad range of roles at multibillion-dollar specialty pharmaceutical companies. He has also served as CEO of small drug development companies, both private and public, where he led development from preclinical through Phase III clinical trials, transacted mergers, and raised nearly $1 billion in capital.”

Commenting on the role, Michael Martino noted “Mike has built a strong team at Ampio, which has made tremendous progress, often during times of significant uncertainty. As we are nearing our submission to the FDA for the treatment of osteoarthritis of the knees (OAK), expanding partnership discussions and continuing to advance our Phase II trial for respiratory complications of COVID-19, Ampio is on the cusp of great opportunities.”

About Michael Martino

Michael Martino joined the Ampio Board of Directors in October 2021. He has extensive experience in the life sciences, spanning a 35-year career. He previously served in the capacity as acting CEO and Director of HemaFlo Therapeutics, a start-up developing a novel therapy for Acute Kidney Injury, and serves on the board of Caravan Biologix, a start-up developing novel drugs, primarily for oncology.

He has served as CEO, President or Director of a wide variety of drug development and biotechnology companies. Martino ’s career began with Mallinckrodt, where he held over 20 discreet assignments in planning, business development, marketing, and general management over his 17-year tenure.

Martino has a BBA from Roanoke College, where he served as a Trustee from 2016 to 2020, and an MBA from Virginia Tech. More information on Michael Martino can be found at https://ampiopharma.com/about-us/board-of-directors/

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a biopharmaceutical company primarily focused on the advancement of immunomodulatory therapies to treat prevalent inflammatory conditions for which there are limited treatment options. Ampio’s lead drug, Ampion™, is backed by an extensive patent portfolio with intellectual property protection extending through 2037 and may be eligible for 12-year FDA market exclusivity upon approval as a novel biologic under the Biologics Price Competition and Innovation Act (BPCIA). Ampio believes there is a substantial competitive advantage from its proprietary production capability in terms of scale and cost.

Forward Looking Statements

Ampio’s statements in this press release that are not historical fact, and that relate to future plans or events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “plan,” “anticipate,” “design,” and similar expressions. These forward-looking statements include statements regarding Ampio’s expectations with respect to Ampion, the progress and results of Ampio’s clinical trials, the strength of Ampio’s patent portfolio and intellectual property protection, including its eligibility for FDA market exclusivity and the likelihood of Ampion’s approval as a novel biologic under the BPCIA, all of which are inherently subject to various risks and uncertainties. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations

Daniel Stokely

info@ampiopharma.com

720-437-6500